EXHIBIT 23.2






                          INDEPENDENT AUDITORS' CONSENT




     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Equitex, Inc. of our report dated March 27, 1988, relating to the consolidated balance sheet of Equitex, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of Equitex, Inc.


/S/ DAVIS & CO., CPA'S, P.C.

DAVIS & CO., CPA'S, P.C.


Englewood, Colorado
July 23, 1998